Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference on Form 20-F, of our report dated March 25, 2024 with respect to the audited financial statements of Cetus Capital Acquisition Corp (the “Company”) as of December 31, 2023 and 2022, for the year ended December 31, 2023 and for the period from June 7, 2022 (inception) through December 31, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

August 15, 2024